 Exhibit 23.1

[Letterhead of KPMG LLP]

Consent of Independent Registered Public Accounting Firm

The Board of Directors
FEI Company:

We consent to the use of our reports dated February 22, 2016, with respect to the consolidated balance sheets of FEI Company as of December 31, 2015 and 2014, and the related consolidated statements of operations, comprehensive income, shareholders' equity, and cash flows, for each of the three years in the three-year period ended December 31, 2015, and the effectiveness of internal control over financial reporting as of December 31, 2015, incorporated by reference herein.

/s/KPMG LLP
Portland, Oregon
March 8, 2016